Exhibit 10.15

CONFIDENTIAL TREATMENT REQUESTED

Exclusive License Agreement

between

The Regents of the University of California

and

KaloBios, Inc.

for

Anti-PcrV Antibody

Case No. SF99-038 and SF01-043

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UC Case No. SF1999-038; SF2001-043

Print date: April 5, 2004

Exclusive License Agreement

for

Anti-PcrV Antibody

This license agreement (“Agreement”) is entered into as of this 6th day of April, 2004 (“Effective Date”), by and between The Regents of the University of California (“The Regents”), a California corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, California 94607-5200, and KaloBios, Inc. (“Licensee”), a Delaware corporation, having a principal place of business at 2462 Wyandotte, Mountain View, CA 94043.

Recitals

Whereas, certain research jointly performed at The University of California, San Francisco (“UCSF”) and at the Medical College of Wisconsin (“MCW”) resulted in the develop of inventions characterized as “ACTIVE AND PASSIVE IMMUNIZATION WITH THE PSEUDOMONAS V ANTIGEN PROTECTS AGAINST LUNG INJURY” and “SINGLE CHAIN ANTIBODY AGAINST PcrV” [UCSF Case Nos. SF99-038 and SF01-043 respectively and Medical College of Wisconsin Research Foundation (“MCWRF”) Case No. 1097] (“Invention”), and are useful for treating Pseudomonas infections;

Whereas, the Inventions were made at the UCSF by Drs. Jeanine Wiener-Kronish, Teiji Sawa, and James Marks, and Drs. Dara Frank, Timothy Yahr, and Robert Fritz at MCW (collectively, “Inventors”) and are claimed in Patent Rights defined below;

Whereas, The Regents and MCWRF entered into an Inter-Institutional Agreement effective December 23, 2003 (“Inter-Institutional”) (UC Agreement Control No. 2004-18-0030) attached as Appendix A whereby The Regents has sole responsibility for licensing the Inventions

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and Patent Rights, except that MCWRF administers prosecution and maintenance of the Patent Rights on the Regents behalf;

Whereas, the Licensee entered into a Secrecy Agreement (“Secrecy Agreement”), effective April 21, 2003 that allowed the Licensee to evaluate its interest in taking a license to the Invention;

Whereas, the Invention was made under funding provided by the National Institutes of Health.

Whereas, under 35 U.S.C. §§§200-212, The Regents may elect to retain title to any invention (including the Invention) made by it under United States Government funding;

Whereas, if The Regents elects to retain title to the Invention, then the law requires that The Regents grant to the United States Government a nontransferable, paid-up, nonexclusive, irrevocable license to use the Invention by or on behalf of the United States Government throughout the world;

Whereas, The Regents elected on June 9, 1997 to retain title to the Invention and granted the required license (described above) to the United States Government;

Whereas, the Licensee is a “small entity” as defined in 37 CFR §1.27 and a “small-business concern” defined in 15 U.S.C. §632;

Whereas, the Licensee requested certain rights from The Regents to commercialize the Invention;

Whereas, The Regents wishes to respond to the request of the Licensee by granting the following rights to the Licensee so that the products and other benefits derived from the Invention can be enjoyed by the general public;

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Whereas, the scope of such rights granted by The Regents is intended to extend to the scope of the patents and patent applications pertaining to the Invention described herein; and

Whereas, both parties recognize that Earned Royalties (as defined in Paragraph 5.1) due under this Agreement will be based on the Licensee’s or a sublicensee’s last act of infringement of Valid Claims of Patent Rights within the control of the Licensee or a sublicensee, regardless of whether the Licensee or sublicensee had control over prior infringing acts; the parties intend that Earned Royalties due under this Agreement will be calculated based on the Net Sales of the product or service resulting from the last act of infringement of Valid Claims of Patent Rights by the Licensee and its sublicensees.

The parties agree as follows:

1.        Definitions

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1      “Patent Rights” means the Valid Claims of the United States patents and patent applications, corresponding foreign patents and patent applications (requested under Paragraph 16.4 herein), and any reissues, re-examinations, extensions, substitutions, continuations, divisions, and continuation-in-part applications (but only those Valid Claims in the continuation-in-part applications that are supported in the specification and entitled to the priority date of the parent application) based on the following patents and patent applications listed in Appendix B. This definition of Patent Rights excludes any rights in and to New Developments.

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1.2      “Property Rights” means all personal proprietary rights of The Regents covering the tangible personal property in the Biological Material.

1.3      “Materials” means the material listed in Appendix C. This definition specifically excludes any rights in and to New Developments.

1.4      “Biological Materials” means: (a) the Materials or their progeny, offspring mutations or hybrids derived therefrom by Licensee; (b) materials contained in or produced by the Materials, including secreted or encoded products obtained by Licensee from the Materials, or fragments or derivatives thereof derived by Licensee from Materials; or (c) any material similar to a material described in (b) above, produced by Licensee using chemical synthesis or any other method, based on use of the Materials.

1.5      “Valid Claim” means a claim of a patent or patent application in any country that (i) has not expired; (ii) has not been cancelled or superseded, or if cancelled or superseded, has been reinstated; and (iii) has not been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country from which no further appeal has or may be taken.

1.6      “New Developments” means inventions, or claims to inventions, which constitute advancements, developments, or improvements, whether or not patentable and whether or not the subject of any patent application, but if patentable, are not sufficiently supported by the specification of a previously-filed patent or patent application within the Patent Rights to be entitled to the priority date of the previously-filed patent or patent application. This definition of New Developments does not include patents and patent applications claiming inventions conceived or reduced to practice under any research agreement between Licensee and The Regents and elected by the Licensee to be included under Patent Rights

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1.7      “Licensed Product” means all kits, compositions of matter, materials, and products the manufacture, use, Sale, offer for Sale, or import of which, but for the license granted in this Agreement, would infringe, or contributorily infringe, or actively induce the infringement of, any Valid Claims of the Patent Rights were they issued at the time of the infringing activity in that country, or would require the performance of the Licensed Method.

1.8      “Licensed Method” means any process or method the use or practice of which, but for the license granted in this Agreement, would infringe, or contributorily infringe, or actively induce the infringement of, any Valid Claims of the Patent Rights were they issued at the time of the infringing activity in that country.

1.9      “Licensed Service” means the use of Licensed Products or Licensed Method to provide a service.

1.10      “Net Invoice Price” means (a) the gross invoice price charged and (subject to applicable securities laws) any Stock Consideration Proceeds received by the Licensee or the gross invoice price charged by a sublicensee for a Licensed Product or Licensed Service, or (b) in those instances where the Licensed Product or Licensed Service is combined in any manner with any other product or service, the average gross invoice price charged for such Licensed Product or Licensed Service when sold separately over the relevant quarter (or, if not sold separately, the amount reasonably determined by Licensee by reasonably allocating the total amount received between the Licensed Product or Licensed Service and other matter based on the respective value and manufacturing costs thereof), less the following items, but only to the extent that they actually pertain to the disposition of such Licensed Product or Licensed Service, and are separately identified):

i	allowances actually granted to customers for rejections, returns, or prompt payment or volume discounts;

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ii	freight, transport packing, or insurance charges associated with transportation;

iii

taxes, including Deductible Value-Added Tax, tariffs or import/export duties based on Sales when included in the gross invoice price, but excluding value-added taxes other than Deductible Value Added Tax or taxes assessed on income derived from Sales; “Deductible Value-Added Tax” means value-added tax only to the extent that such value-added tax is actually incurred and is not reimbursable, refundable, or creditable under the tax authority of any country;

iv

discounts or rebates paid or credited to customers, third-party payers, health-care systems, or administrators solely to promote the inclusion of Licensed Product or Licensed Service in formulary or other comparable programs;

v

wholesaler’s discounts or rebates to customers, third-party payers, health-care systems, or administrators solely to promote the inclusion of Licensed Product or Licensed Service in formulary or other comparable programs; and

vi	rebates or discounts paid or credited pursuant to applicable law.

1.11      “Sale” means the act of selling, leasing or otherwise transferring, providing, or furnishing for use for any consideration. Correspondingly, “Sell” means to make or cause to be made a Sale, and “Sold” means to have made or caused to be made a Sale.

1.12      “Net Sale” means:

1.12.a	except in the instances described in Subparagraphs (1.12b), (1.12c), and (1.12d) of this Paragraph, the Net Invoice Price;

1.12.b

for any Relationship-Influenced Sale of a Licensed Product or Licensed Service, Net Sales shall be based on the Net Invoice Price at which the Relationship-Influenced Sale Purchaser resells such Licensed Product or Licensed Service;

1.12.c

in those instances where a Licensed Product or Licensed Service is not Sold, but is otherwise exploited for consideration in a non-arms-length transaction, the Net Sales for such Licensed Product or Licensed Service shall be the Net Invoice Price of products or services of the same or substantially similar kind and quality, Sold in similar quantities, currently being offered for Sale by the Licensee and/or any sublicensee. Where such products or services are not currently being offered for Sale by the Licensee and/or any sublicensee, the Net Sales for a Licensed Product or

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Licensed Service otherwise exploited in such a non-arms-length transaction, for the purpose of computing royalties, shall be the average Net Invoice Price at which products or services of the same or substantially similar kind and quality, Sold in similar quantities, are then currently being offered for Sale by other manufacturers. Where such products or services are not currently Sold or offered for Sale by the Licensee or any sublicensee, or others, then the Net Sales shall be the Licensee’s or any sublicensee’s cost of manufacture of Licensed Product or the cost of conducting the Licensed Service, determined by the Licensee’s or any sublicensee’s customary accounting procedures, plus fifty percent (50%);

1.12.d

in those instances where the Licensee or a sublicensee acquires a Licensed Product or Licensed Service and then subsequently Sells or otherwise exploits such Licensed Product or Licensed Service, Net Sales shall mean the Net Invoice Price upon Sale or other exploitation for consideration of such Licensed Product or Licensed Service by the Licensee or the sublicensee, less any amounts paid to The Regents on account of an earlier Sale or other exploitation of such Licensed Product or Licensed Service, if any. For avoidance of doubt, end user purchasers and distributors (to the extent that distribution is the sole use of such Licensed Products and/or Licensed Services by said distributors) of Licensed Products or Licensed Services are not sublicensees.

1.13    “Relationship-Influenced Sale” means a Sale of a Licensed Product or Licensed Service, or any exploitation of the Licensed Product or Licensed Method in exchange for consideration, between the Licensee or any sublicensee and (i) an Affiliate; or (ii) a Joint Venture.

1.14    “Relationship-Influenced Sale Purchaser” means the purchaser of Licensed Product or Licensed Service in a Relationship-Influenced Sale.

1.15    “Affiliate” of the Licensee means any entity which, directly or indirectly, Controls the Licensee, is Controlled by the Licensee, or is under common Control with the Licensee. “Control” means (i) having the actual, present capacity to elect a majority of the directors of such affiliate, (ii) having the power to direct more than fifty percent (50%) of the voting rights entitled to elect directors, or (iii) in any country where the local law will not permit foreign equity participation of a majority, ownership or control by a foreign entity, directly or

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indirectly, of the maximum percentage of such outstanding stock or voting rights permitted by local law, provided such ownership provides such foreign entity actual, effective control of the management and policies of the other entity.

1.16    “Joint Venture” means any separate entity established pursuant to an agreement between a third party and the Licensee and/or sublicensee to constitute a vehicle for a joint venture and that Licensee Controls, in which the separate entity manufactures, uses, purchases, Sells, or acquires Licensed Products or Licensed Services from the Licensee.

1.17    “Field” means the antibody based diagnosis, treatment and/or prophylaxis of Pseudomonas infection using therapeutic PcrV binding ligands.

1.18    “Know-How” means all know-how, trade secrets, data, processes, procedures, methods, formulas, protocols and information, existing as of the Effective Date, and developed by Drs. Jeanine Wiener-Kronish, Teiji Sawa and James Marks, and individuals working under their direct supervision who have an obligation to assign all their rights, title and interest to The Regents, which are not covered by Patent Rights, which are necessary or useful for commercial exploitation of Patent Rights in the Field of Use. This definition of Know How excludes any rights in and to New Developments.

1.19    “Stock Consideration Proceeds” shall mean cash amounts received by Licensee from the ultimate sale by Licensee of third party stock that was granted to Licensee as consideration in a relevant transaction. For avoidance of doubt, Licensee will not accrue any liability, nor owe The Regents any amounts (as royalties, sublicense consideration or otherwise), with respect to any stock received by Licensee as consideration in a relevant transaction, unless and until such stock is sold and Licensee receives cash therefor.

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2.        Grant

2.1    Subject to the terms and conditions of this Agreement, including the licenses granted to the United States Government set forth in the recitals and in Paragraph 2.4 and the rights reserved in Paragraph 2.5, The Regents hereby grants to the Licensee exclusive licenses in the Field under Patent Rights to make, use, Sell, offer for Sale, and import Licensed Products and Licensed Services and to practice the Licensed Methods in the United States and in all other countries covered by the Patent Rights.

2.2    Subject to the terms and conditions of this Agreement, including the licenses granted to the United States Government set forth in the recitals and in Paragraph 2.4 and the rights reserved in Paragraph 2.5, The Regents hereby grants to the Licensee an exclusive, worldwide license under Know-How in the Field.

2.3    Subject to the terms and conditions of this Agreement, including the licenses granted to the United States Government as set forth in the recitals and in Paragraph 2.4 and the rights reserved in Paragraph 2.5, The Regents hereby grants to the Licensee exclusive licenses under the Property Rights in the Field to possess, make (propagate), and use Biological Materials in the United States and in all other countries where The Regents possess such Property Rights.

2.4    The licenses granted hereunder will be subject to the overriding obligations to the United States Government as set forth in 35 U.S.C. §§§200-212 and applicable governmental implementing regulations and the obligation to report on utilization of the Invention set forth in 37 CFR §401.14(h).

2.5    Nothing in this Agreement will be deemed to limit the right of The Regents and MCW to publish any and all technical data resulting from any research performed by The Regents and/or MCW relating to the Invention and to make and use the Invention, Licensed Product, and Licensed Service and to practice the Licensed Method and associated technology

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and allow MCW to do so, in each case only for educational and non-commercial research purposes. For avoidance of doubt, the foregoing is not intended to limit The Regents or MCW with respect to activities outside of the Field.

2.6    Because the Invention was made under funding provided by the United States Government, Licensed Products, the Invention, and any products embodying the Invention Sold by Licensee and its sublicensees in the United States will be substantially manufactured in the United States to the extent required by applicable law. If such manufacture is commercially unfeasible, the Regents will cooperate with Licensee to obtain a waiver from the U.S. Government.

3.        Sublicenses

3.1    The Regents also grants to the Licensee, so long as it retains exclusive rights under this Agreement, the right to issue sublicenses to Affiliates, Joint Ventures, and third parties (“sublicensees”) to make, use, Sell, offer for Sale, and import Licensed Products and Licensed Services and to practice the Licensed Method, and under Property Rights and Know How to possess, make (propagate), have made and use Biological Materials (with no right to sublicense such rights in Biological Materials to others) in the United States and in other countries where The Regents may lawfully grant such licenses. For the avoidance of doubt, Affiliates and Joint Ventures shall have no licenses under the Patent Rights, Property Rights or Know How unless such Affiliates and Joint Ventures are granted a sublicense. All sublicenses will be consistent with all of the rights of, and will require the performance of obligations that are consistent with all the obligations due to, The Regents (and, if applicable, the United States Government) other than those rights and obligations specified in Article 4 (License Issue Fee) and Paragraph 5.5 (minimum annual royalties) that are contained in this Agreement, including, but not limited to, a provision that requires the payment of royalties to the Licensee in an amount sufficient to permit

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the Licensee and its sublicensees to meet their royalty obligations to The Regents at the rates and bases set forth in Article 5 (Royalties). The Licensee will pay to The Regents a percentage (according to the schedule in 3.1a through 3.1f below) of any cash consideration or (subject to applicable securities laws) Stock Consideration Proceeds received for the grant of rights under this Agreement under each sublicense agreement (excluding any amounts received for bona fide research, development or manufacturing services) in addition to royalties (which are to be paid to The Regents under the provisions of Article 5 below), minimum annual royalties, and reimbursements for Patent Prosecution Costs (specified in Paragraphs 16.5 and 16.6 below):

3.1.a	Licensee shall pay to The Regents [***] for sublicenses executed where the Licensed Products do not include a PcrV Binding Ligand as defined in Paragraph 4.1 below;

3.1.b	Licensee shall pay to The Regents [***] for sublicenses executed prior to IND filing where the Licensed Products include a PcrV Binding Ligand as defined in Paragraph 4.1 below;

3.1.c

Licensee shall pay to The Regents [***] for sublicenses executed after IND filing but prior to initiation of Phase II clinical trials where the Licensed Products include a PcrV Binding Ligand as defined in Paragraph 4.1 below;

3.1.d

Licensee shall pay to The Regents [***] for sublicenses executed after initiation of Phase II clinical trials but prior to initiation of Phase III clinical trials where the Licensed Products include a PcrV Binding Ligand as defined in Paragraph 4.1 below;

3.1.e

Licensee shall pay to The Regents [***] for sublicenses executed after initiation of Phase III clinical trials but prior to FDA marketing approval where the Licensed Products include a PcrV Binding Ligand as defined in Paragraph 4.1 below; and

3.1.f	Licensee shall pay to The Regents [***] for sublicenses executed after FDA marketing approval where the Licensed Products include a PcrV Binding Ligand as defined in Paragraph 4.1 below.

3.2    Both parties agree that any milestone payments received by Licensee from a sublicensee (“Sublicensee-paid Milestone”) shall be subject to Article 3.1 above. In the event

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that such a Sublicensee-paid Milestone is based on a performance milestone that is reasonably equivalent to one listed in Paragraph 5.11 (and sub-paragraphs therein) of this Agreement, Licensee shall be entitled to credit such Sublicensee-paid Milestone against said equivalent milestone payment due to The Regents according to Paragraph 5.11 (and sub-paragraphs therein). For the avoidance of doubt, Licensee shall pay the greater of the amount due for any milestone pursuant to Paragraph 5.11 (and sub-paragraphs therein), or pursuant to Article 3.1 (and sub-paragraphs therein).

3.3    For the purposes of this Agreement, the Licensee shall diligently monitor the operations of all sublicensees (sublicensed hereunder) and shall diligently enforce the terms of its sublicense agreement against any such sublicensee that is in material breach thereof, including, in appropriate-ate circumstances, by terminating any such sublicensee that fails to cure a material breach of the sublicense agreement in accordance with the terms thereof.

3.4    The Licensee will notify The Regents of each sublicense granted hereunder and provide The Regents with a complete copy of each sublicense within thirty (30) days of issuance of the sublicense. Consideration owed to The Regents under Paragraph 3.1 above will be paid to The Regents on or before the due date of the royalty report applicable to the quarter in which consideration was received by the Licensee under the sublicense. The Licensee will collect from the sublicensees and pay to The Regents all fees, royalties and cash due The Regents as set forth in Paragraphs 3.1 and 5.1. The Licensee will guarantee all monies due The Regents from the sublicensees. The Licensee will require sublicensees to provide it with copies of all Progress Reports and royalty reports in accordance with the provisions herein, and the Licensee will collect and deliver to The Regents all such reports due from sublicensees.

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3.5    Upon termination of this Agreement for any reason, The Regents, at its sole discretion, will determine whether any or all sublicenses will be canceled or assigned to The Regents (but only to the extent related to rights granted hereunder).

4.        License Issue Fee

4.1    As partial consideration for all the rights and licenses granted to the Licensee, the Licensee will pay to The Regents a license issue fee of Twenty Five Thousand Dollars ($25,000) within thirty (30) days after the identification of a PcrV Binding Ligand, where “PcrV Binding Ligand” means an anti-PcrV antibody molecule derived from the KaloBios technology platform that has activity in a rodent survival model equivalent to or better than mAb166.

4.2    The Licensee will also pay to The Regents a license maintenance fee of [***] on the one (1)-year anniversary date of the Effective Date and on each anniversary of the Effective Date thereafter. Notwithstanding the foregoing, the license maintenance fee will not be due and payable on any anniversary of the Effective Date after the date Licensee begins Selling or otherwise exploiting Licensed Products or Licensed Services, and owes its first Earned Royalty (as defined below) to The Regents on the Net Sales of such Licensed Products or Licensed Services.

4.3    The fees set forth in Paragraphs 4.1 and 4.2 above are not refundable, not creditable, and not an advance against any fees, royalties, other monies, or reimbursement of Patent Prosecution Costs required to be paid under the terms of this Agreement.

5.        Royalties

5.1    As further consideration for all the rights and licenses granted to the Licensee, the Licensee will pay to The Regents an earned royalty at the rate of three percent (3%) based on the Net Sales of Licensed Product and Licensed Services (“Earned Royalty”).

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5.2    Earned Royalties will accrue in each country for the duration of Patent Rights in that country and will be payable to The Regents quarterly (as described below) when revenue for Licensed Products or Licensed Services is received by the Licensee or a sublicensee in a manner constituting a Net Sale as defined in Paragraph 1.12.

5.3    Earned Royalties and other consideration payable to The Regents will be paid quarterly on or before the following dates of each calendar year:

•	February 28 for the calendar quarter ending December 31;

•	May 31 for the calendar quarter ending March 31;

•	August 31 for the calendar quarter ending June 30; and

•	November 30 for the calendar quarter ending September 30.

5.4    Each such payment will be for royalties which accrued up to the last day of the most recently completed calendar quarter.

5.5    Beginning in the first year an Earned Royalty is due to The Regents and in each succeeding calendar year thereafter the Licensee will pay to The Regents a minimum annual royalty [***]. This minimum annual royalty will be paid to The Regents by February 28 of each year and will be credited against the Earned Royalty due and owing for the calendar year in which the minimum payment was made.

5.6    All consideration due The Regents will be payable in United States dollars. When Licensed Products or Licensed Services are Sold for monies other than United States dollars, the Earned Royalties and any other consideration due to The Regents will first be determined in the foreign currency of the country in which such Licensed Products or Licensed Services were Sold or other consideration was received and then converted into equivalent United States dollars. The exchange rate will be the average exchange rate quoted in the Wall Street Journal during the last thirty (30) days of the reporting period.

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5.7    Earned Royalties on Net Sales of Licensed Products or Licensed Services occurring in and any other consideration received in any country outside the United States will not be reduced by any taxes, fees, or other charges imposed by the government of such country except those taxes, fees, and charges allowed under the provisions of Paragraph 1.12 (Net Sales). The Licensee also will be responsible for all bank transfer charges.

5.8    Notwithstanding the provisions of Article 27 (Force Majeure), if at any time legal restrictions prevent prompt remittance of any Earned Royalties or other consideration owed to The Regents by the Licensee with respect to any country where a sublicense is issued or a Licensed Product or Licensed Service is Sold or otherwise exploited, then the Licensee will convert the amount owed to The Regents into United States dollars and will pay The Regents directly from another source of funds in order to remit the entire amount owed to The Regents.

5.9    In the event that any patent or any claim thereof included within the Patent Rights is held invalid in a final decision by a court of competent jurisdiction and last resort and from which no appeal has or can be taken, all obligation to pay royalties based on such patent or claim or any claim patentably indistinct therefrom will cease as of the date of such final decision. The Licensee will not, however, be relieved from paying any royalties that accrued before such final decision, and the Licensee shall be obligated to pay the full amount of royalties due hereunder to the extent that The Regents licenses one or more Valid Claims within the Patent Rights to the Licensee with respect to Licensed Products or Licensed Services sold by Licensee or a sublicensee.

5.10    No Earned Royalties as provided in Paragraph 5.1 will be collected or paid hereunder to The Regents on Licensed Products or Licensed Services Sold to, or otherwise exploited for, the account of the United States Government. The Licensee and its sublicensee

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will reduce the amount charged for Licensed Products or Licensed Services Sold to, or otherwise exploited by, the United States Government by an amount equal to the Earned Royalty for such Licensed Products or Licensed Services otherwise due The Regents.

5.11    Licensee will also pay a non-refundable, non-creditable earned royalty to The Regents in the form of milestone payments according to the following schedule:

5.11.a

Licensee shall pay The Regents a milestone of [***] upon the first IND filing (or foreign equivalent) for a Licensed Product if such filing is made within one (1) year of the Effective Date; or, [***] upon the first IND filing (or foreign equivalent) for a Licensed Product if such filing is made subsequent to the one (1) year anniversary of the Effective Date;

5.11.b	Licensee shall pay The Regents a milestone of [***] upon initiation of Phase III clinical trials (or foreign equivalent) for the first Licensed Product;

5.11.c	Licensee shall pay The Regents a milestone of [***] upon acceptance of a BLA (or foreign equivalent) for the first Licensed Product;

5.11.d	Licensee shall pay The Regents a milestone of [***] upon FDA marketing approval (or foreign equivalent) for the first Licensed Product.

5.12    Each milestone listed in 5.10a through 5.10d above shall be payable in four equal quarterly installments according to the schedule listed in Paragraph 5.3. For the avoidance of doubt, it is understood that in no event shall Licensee be obligated to make the payment due on any milestone more than once regardless of the number of Licensed Products put into development and regardless of the number of indications for which Licensed Products are developed.

5.13    If it becomes necessary for Licensee to license intellectual property rights from an unaffiliated third party(ies), and Licensee is required to pay a royalty to that unaffiliated third party in order to make, use or sell Licensed Products, and the combined earned royalty due The Regents and unaffiliated third parties exceeds [***], then the earned royalties to be paid to The Regents by Licensee shall be reduced by a proportional amount equal to X/N, where X equals

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the excess over [***] of the royalty rate(s) due to the parties, and N equals the total number of parties to which royalties are due, including The Regents. However, in no event shall the amount paid to The Regents be reduced below fifty percent (50%) of the original earned royalty amounts due The Regents.

6.        Due Diligence

6.1    The Licensee, upon execution of this Agreement, will diligently proceed with the development, manufacture, and Sale of Licensed Products and Licensed Services and will earnestly and diligently market the same after execution of this Agreement using commercially reasonable efforts to generally meet the market demands therefor, using resources comparable to other products of similar market potential in Licensee’s product portfolio.

6.2    The Licensee will obtain all necessary governmental approvals in each country where Licensed Products and Licensed Services are manufactured, used, Sold, imported, or offered for Sale.

6.3    If the Licensee does not use commercially reasonable efforts to perform any of the following:

6.3.a	submit an IND covering Licensed Products and/or Licensed Services to the United States FDA within three (3) years after the Effective Date;

6.3.b	market Licensed Products and/or Licensed Services in the United States within [***] of receiving approval of such Licensed Products or Licensed Services from the United States FDA;

then, subject to equitable extensions reasonably agreed upon by The Regents and Licensee, The Regents will have the right and option to terminate this Agreement or reduce the exclusive licenses granted to the Licensee to non-exclusive licenses in accordance with Paragraph 6.4 below.

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6.4    To exercise either the right to terminate this Agreement or to reduce the exclusive licenses granted to the Licensee to non-exclusive licenses for lack of diligence required in this Article 6 (Due Diligence), The Regents will give the Licensee written notice of the deficiency. The Licensee thereafter has ninety (90) days to cure the deficiency. If The Regents has not received written tangible evidence satisfactory to The Regents that the deficiency has been cured or that a plan, acceptable to The Regents, is in place to make cure by the end of the ninety (90) day period, then The Regents may, at its option, terminate this Agreement immediately without the obligation to provide 60 days’ notice as set forth in Paragraph 10.1 or reduce the exclusive licenses granted to the Licensee to non-exclusive licenses by giving written notice to the Licensee.

7.        Progress and Royalty Reports

7.1    Beginning on August 31, 2004, and semi-annually thereafter, the Licensee will submit to The Regents a progress report as described in Paragraph 7.2 below covering activities by the Licensee and its sublicensees related to the development and testing of all Licensed Products and Licensed Services and the obtaining of any governmental approvals required for marketing them (“Progress Report”) until the first Sale or other exploitation of each Licensed Product and Licensed Service in the United States. For the avoidance of doubt, failure to submit a timely Progress Report to The Regents shall constitute a material breach of this Agreement (subject to cure under Section 10.1). If either party terminates this Agreement before any Licensed Products or Licensed Services are Sold or before this Agreement’s expiration, a final Progress Report covering the period prior to termination must be submitted within thirty (30) days of termination.

7.2    The Progress Reports submitted under Paragraph 7.1 above will include, but not be limited to, a detailed summary of the following topics so that The Regents will be able to

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determine the progress of the development of Licensed Products and Licensed Services and will also be able to determine whether or not the Licensee has met its diligence obligations set forth in Article 6 (Due Diligence) above:

•	summary of work completed as of the submission date of the Progress Report;

•	key scientific discoveries as of the submission date of the Progress Report;

•	summary of work in progress as of the submission date of the Progress Report;

•	current schedule of anticipated events and milestones, including those events and milestones specified under Paragraph 6.3 above;

•	anticipated and actual market introduction dates of each Licensed Product and Licensed Service; and

•	activities of the sublicensees, if any.

7.3    The Licensee also will report to The Regents in its immediately subsequent Progress Report the date of first Sale or other exploitation of a Licensed Product or Licensed Service in each country.

7.4    After the first Sale or other exploitation of a Licensed Product or Licensed Service, the Licensee will provide quarterly royalty reports to The Regents on or before each February 28, May 31, August 31, and November 30 of each year. Each such royalty report will cover the most recently completed calendar quarter (October through December, January through March, April through June, and July through September) and will show:

7.4.a

the gross invoice prices and Net Sales of Licensed Products and Licensed Services Sold or otherwise exploited in exchange for consideration by the Licensee and its sublicensees during the most recently completed calendar quarter;

7.4.b

the quantity of Licensed Products and Licensed Services Sold or otherwise exploited in exchange for consideration by the Licensee and its sublicensees during the most recently completed calendar quarter;

7.4.c	the Earned Royalties, in United States dollars, payable hereunder with respect to Net Sales;

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7.4.d	the method used to calculate the royalty, specifying all deductions taken and the dollar amount of each such deduction; and

7.4.e	the exchange rates used, if any.

7.5    If no Sales of Licensed Products and Licensed Services have been made and no Licensed Products and Licensed Services have been otherwise exploited in exchange for consideration during any reporting period after the first Sale of a Licensed Product or Licensed Service, then a statement to this effect must be provided by the Licensee in the immediately subsequent royalty report.

8.        Books and Records

8.1    The Licensee will keep books and records accurately showing all payments due The Regents and all Licensed Products and Licensed Services manufactured, used, offered for Sale, imported, Sold, and/or otherwise exploited under the terms of this Agreement. Subject to Section 28, such books and records will be preserved for at least five (5) years after the date of the payment to which they pertain and will be open to inspection by a nationally recognized independent accounting firm designated by The Regents at reasonable times (but no more than once a year) to determine their accuracy and assess the Licensee’s compliance with the terms of this Agreement.

8.2    The fees and expenses of representatives of The Regents performing such an examination will be borne by The Regents. If, however, an error in royalties of more than five percent (5%) of the total royalties due for any year is discovered the Licensee shall bear the cost of the examination. The Licensee shall remit any underpayment to The Regents within thirty (30) days of the examination result.

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9.        Life of the Agreement

9.1    Unless otherwise terminated by operation of law, Paragraph 9.2, or by acts of the parties in accordance with the terms of this Agreement, this Agreement will remain in effect from the Effective Date until the expiration, invalidation or abandonment of the last of the Patent Rights licensed hereunder.

9.2    This Agreement shall automatically terminate without the obligation to provide 60 days’ notice as set forth in Paragraph 10.1 upon the filing of a petition for relief under the United States Bankruptcy Code by or against the Licensee as a debtor or alleged debtor if such petition is not dismissed within 60 days.

9.3    Any termination or expiration of this Agreement will not affect the rights and obligations set forth in the following Articles:

Article 1	Definitions

Paragraph 2.2	Know How License

Paragraphs 5.1 and 5.2 (only to the extent accrued prior to the date of termination)	Royalties

Article 8	Books and Records

Article 9	Life of the Agreement

Article 12	Disposition of Licensed Products and Licensed Services upon Termination or Expiration

Article 13	Use of Names and Trademarks

Article 14	Limited Warranty

Article 15	Limitation of Liability

Paragraphs 16.5 (only to the extent accrued prior to the date of termination) and 16.6 (subject to the limitations therein)	Patent Prosecution and Maintenance

Article 19	Indemnification

Article 20	Notices

Article 22	Late Payments

Article 24	Governing Laws; Venue; Attorneys’ Fees

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Article 28	Confidentiality

9.4    The termination or expiration of this Agreement will not relieve the Licensee of its obligation to pay any fees, royalties, reimbursements for Patent Prosecution Costs, or other payments owed to The Regents prior to the date of such termination or expiration and will not impair any accrued right of The Regents, including the right to receive Earned Royalties in accordance with Articles 5 and 12 and the right to receive Stock Consideration Proceeds in accordance with Article 3.

10.      Termination by The Regents

10.1    If the Licensee should materially breach this Agreement, then The Regents may give written notice of such default (“Notice of Default”) to the Licensee. If the Licensee should fail to repair such default within sixty (60) days after the date such notice takes effect, The Regents will have the right to immediately terminate this Agreement and the licenses hereunder by providing a written notice of termination (“Notice of Termination”) to the Licensee.

11.      Termination by the Licensee

11.1    The Licensee will have the right at any time to terminate this Agreement by providing a Notice of Termination to The Regents. Moreover, the Licensee will be entitled to terminate the rights under Patent Rights on a country-by-country basis by giving notice in writing to The Regents. Termination of this Agreement (but not termination of any patents or patent applications under Patent Rights, which termination is subject to Paragraph 16.6) will be effective sixty (60) days after the date such notice takes effect.

12.      Disposition of Licensed Products and Licensed Services upon Termination or Expiration

12.1    Upon termination of this Agreement, within a period of one hundred and twenty (120) days after the date of termination, the Licensee may (a) complete any partially made

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Licensed Products and continue to render any previously commenced Licensed Services and (b) Sell all previously made or partially made Licensed Products, provided, however, that the Sale of such Licensed Products and Licensed Services will be subject to the terms of this Agreement including, but not limited to, the payment of Earned Royalties at the times provided herein and the rendering of royalty reports in connection therewith. The Licensee may not otherwise make, Sell, offer for Sale, or import Licensed Products or Licensed Services, or practice the Licensed Method after the date of termination.

12.2    If applicable Patent Rights existed at the time of any making, Sale, offer for Sale, or import of a Licensed Product or at the time of any Sale, offer for Sale, or rendering of a Licensed Service, then Earned Royalties shall be paid at the times provided herein and royalty reports shall be rendered in connection therewith, notwithstanding the absence of applicable Patent Rights with respect to such Licensed Product or Licensed Service at any later time. Otherwise, no Earned Royalties shall be paid on such product or service.

13.      Use of Names and Trademarks

13.1    Nothing contained in this Agreement will be construed as conferring any right to either party to use in advertising, publicity, or other promotional activities any name, trade name, trademark, or other designation of the other party (including a contraction, abbreviation or simulation of any of the foregoing). The use by the Licensee of the name “Medical College of Wisconsin Research Foundation” or the name of any campus of The Medical College of Wisconsin in advertising, publicity, or other promotional activities is expressly prohibited, except as required by law in connection with a public offering. Unless consented to in writing by the Executive Director, Office of Technology Transfer of The Regents, the use by the Licensee of the name “The Regents of the University of California” or the name of any campus of the

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University of California in advertising, publicity, or other promotional activities is expressly prohibited, except as required by law in connection with a public offering.

14.      Limited Warranty

14.1    The Regents warrants to the Licensee that it has the lawful right to grant this license.

14.2    Except as expressly set forth in this Agreement, the licenses and the associated Invention, Patent Rights, Property Rights, Know-How, Licensed Products, Licensed Services, and Licensed Methods are provided by The Regents WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED. THE REGENTS MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT THE INVENTION, PATENT RIGHTS, PROPERTY RIGHTS, KNOW-HOW, LICENSED PRODUCTS, LICENSED SERVICES, OR LICENSED METHODS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS.

14.3    Nothing in this Agreement is or shall be construed as:

14.3.a	a warranty or representation by The Regents as to the validity, enforceability, or scope of any Patent Rights; or

14.3.b

a warranty or representation that anything made, used, Sold, or otherwise exploited under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties; or

14.3.c	an obligation to bring or prosecute actions or suits against third parties for patent infringement except as provided in Article 18 (Patent Infringement); or

14.3.d

conferring by implication, estoppel, or otherwise any license or rights under any patents or other rights of The Regents and/or MCWRF other than Patent Rights, Property Rights and Know-How, regardless of whether such patents are dominant or subordinate to Patent Rights; or

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14.3.e	an obligation to furnish any New Developments, know-how, technology, or technological information not provided in Patent Rights, Property Rights, or Know-How.

15.      Limitation of Liability

15.1     THE REGENTS WILL NOT BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR OTHER SPECIAL DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT OF OR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF THE REGENTS HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

16.      Patent Prosecution and Maintenance

16.1     Pursuant to the Inter-institutional, all actions by The Regents in this Article 16 shall be made through MCWRF. For the avoidance of doubt, any payments due from Licensee under Paragraphs 16.5 and/or 16.6 below shall be paid to MCWRF at the address indicated in Article 20.

16.2     The Regents will diligently prosecute and maintain the United States and foreign patents comprising the Patent Rights using counsel of its choice who will take instructions solely from The Regents. The Regents will promptly provide the Licensee with copies of all relevant documentation so that the Licensee will be informed and apprised of the continuing prosecution and may comment upon such documentation sufficiently in advance of any initial deadline for filing a response, provided, however, that if the Licensee has not commented upon such documentation in reasonable time for The Regents to sufficiently consider the Licensee’s

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comments prior to a deadline with the relevant government patent office, or The Regents must act to preserve Patent Rights, The Regents will be free to respond without consideration of the Licensee’s comments, if any.

16.3     The Regents will use reasonable efforts to amend any patent application to include claims requested by the Licensee and required to protect the Licensed Products or Licensed Services contemplated to be Sold, or the Licensed Method to be practiced, under this Agreement.

16.4     The Regents will, at the Licensee’s request, file, prosecute, and maintain patent applications and patents included under Patent Rights in foreign countries, if available. The Licensee must notify The Regents within seven (7) months of the filing of the corresponding United States patent application of its request for The Regents to file foreign counterpart patent applications. This notice concerning foreign filing must be in writing and must identify the countries desired. The absence of such a notice from the Licensee to The Regents within the seven (7)-month period will be considered an election by the Licensee not to request The Regents to secure foreign Patent Rights on its behalf. The Regents will have the right to file patent applications at its own expense in any country the Licensee has not included in its list of desired countries, and such patent applications and resultant patents, if any, will not be included in the licenses granted hereunder, provided Licensee has not elected to pay for such applications within 30 days of notice from The Regents of its desire to proceed in any such country.

16.5     All costs of obtaining patentability opinions (if required), preparing, filing, prosecuting in whatsoever manner, and maintaining all United States and corresponding foreign patent applications and resulting patents specified under Patent Rights (“Patent Prosecution Costs”) will be borne by the Licensee, including, but not limited to, Patent Prosecution Costs

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incurred by The Regents and MCWRF prior to the execution of this Agreement, totaling approximately $20,795.45. The costs of all interferences, oppositions, reexaminations, and reissues shall be deemed to be Patent Prosecution Costs and also will be borne by the Licensee. The Licensee will reimburse The Regents for all Patent Prosecution Costs within thirty (30) days following receipt of an itemized invoice from The Regents for Patent Prosecution Costs.

16.6     The Licensee will pay any Patent Prosecution Costs incurred during the three (3)-month period after receipt by either party of a Notice of Termination, even if the invoices for such Patent Prosecution Costs are received by The Regents after the end of the three (3)-month period following receipt of a Notice of Termination. The Licensee may terminate its obligation to pay Patent Prosecution Costs with respect to any particular patent application or patent under Patent Rights in any or all designated countries upon three (3)-months’ written notice to The Regents. The Regents may continue prosecution and/or maintenance of such patent application or patent at its sole discretion and expense, provided, however, that the Licensee will have no further rights or licenses thereunder.

16.7     The Licensee will notify The Regents of any change of its status as a small entity (as defined by the United States Patent and Trademark Office) and of the first sublicense granted to an entity that does not qualify as a small entity.

17.      Patent Marking

17.1     The Licensee will mark all Licensed Products made, used, or Sold under the terms of this Agreement or their containers in accordance with the applicable patent marking laws.

18.      Patent Infringement

18.1     In the event that The Regents (to the extent of the actual knowledge of the licensing professional responsible for the administration of this Agreement) or the Licensee learns of infringement of potential commercial significance of any patent licensed under this

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Agreement, the knowledgeable party will provide the other (i) with written notice of such infringement and (ii) with any evidence of such infringement available to it (the “Infringement Notice”). During the period in which, and in the jurisdiction where, the Licensee has exclusive rights under this Agreement, neither The Regents nor the Licensee will notify a third party (including the infringer) of infringement or put such third party on notice of the existence of any Patent Rights in an adversarial manner without first obtaining consent of the other. For the avoidance of doubt, any notice given by Licensee that expressly accuses a third party of infringing the Patent Rights, which is knowingly given without The Regents’ consent, may constitute a material breach of this Agreement depending upon the severity of the circumstance. Both The Regents and the Licensee will use their diligent efforts to cooperate with each other to terminate such infringement without litigation.

18.2     If infringing activity of potential commercial significance by the infringer has not been abated within ninety (90) days following the date the Infringement Notice takes effect (or, with The Regents’ consent, sooner in exigent circumstances), the Licensee may institute suit for patent infringement against the infringer. The Regents may voluntarily join such suit at its own expense, but may not thereafter commence suit against the infringer for the acts of infringement that are the subject of the Licensee’s suit or any judgment rendered in that suit. The Regents will join in any suit initiated by the Licensee upon Licensee’s request, if such joinder is required by law for Licensee to pursue such action. If, in a suit initiated by the Licensee, The Regents is involuntarily joined other than by the Licensee or requested to join by Licensee, the Licensee will pay any costs incurred by The Regents arising out of such suit, including but not limited to, any legal fees of counsel that The Regents selects and retains to represent it in the suit.

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18.3     If, within a hundred and twenty (120) days following the date the Infringement Notice takes effect, infringing activity of potential commercial significance by the infringer has not been abated and if the Licensee has not brought suit against the infringer, The Regents may institute suit for patent infringement against the infringer. If The Regents institutes such suit, the Licensee may not join such suit without The Regents’ consent and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of The Regents’ suit or any judgment rendered in that suit.

18.4     Any recovery or settlement received in connection with any suit will first be shared by The Regents and the Licensee equally to cover the litigation costs each incurred, and next shall be paid to The Regents or the Licensee to cover any litigation costs it incurred in excess of the litigation costs of the other. In any suit initiated by the Licensee, any recovery in excess of litigation costs will be shared between the Licensee and The Regents as follows: (a) for any recovery other than amounts paid for willful infringement: (i) The Regents will receive [***] of the recovery if The Regents was not a party in the litigation and did not incur any litigation costs, (ii) The Regents will receive [***] of the recovery if The Regents was a party in the litigation, but did not incur any litigation costs, including the provisions of Paragraph 18.2 above, and (iii) if The Regents paid its own litigation costs, The Regents will receive the percentage of the remaining recovery that corresponds to the percentage of the overall litigation costs that The Regents paid in connection with the litigation [***]; and (b) for the portion of any recovery for willful infringement, The Regents will receive [***] of such recovery. In any suit initiated by The Regents, any recovery in excess of litigation costs will belong to The Regents. The Regents and the Licensee agree to be bound by all determinations of patent infringement,

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validity, and enforceability (but no other issue) resolved by any adjudicated judgment in a suit brought in compliance with this Article 18.

18.5     Any agreement made by the Licensee for purposes of settling litigation or other dispute shall comply with the requirements of Article 3 (Sublicenses) of this Agreement.

18.6     Each party will cooperate with the other in litigation proceedings instituted hereunder but at the expense of the party who initiated the suit (unless such suit is being jointly prosecuted by the parties).

18.7     Any litigation proceedings will be controlled by the party bringing the suit, except that The Regents may be represented by counsel of its choice in any suit brought by the Licensee.

19.      Indemnification

19.1     The Licensee will, and will require its sublicensees to, indemnify, hold harmless, and defend The Regents, MCW and their officers, employees, and agents, the sponsors of the research that led to the Invention, the inventors of any invention claimed in patents or patent applications under Patent Rights (including the Licensed Products, Licensed Services, and Licensed Methods contemplated thereunder), and the inventors of the inventions in Property Rights or Know-How and their employers against any and all claims, suits, losses, damage, costs, fees, and expenses resulting from, or arising out of, any third party claim that arises out of the exercise of this license or any sublicense. This indemnification will include, but will not be limited to, any product liability. The Regents shall inform Licensee promptly of any such indemnifiable claim which is brought against it and shall, at Licensee’s request, cooperate with Licensee with respect to the defense and/or settlement of such indemnifiable claim. Licensee shall have full control over the suit or proceedings, including the right to settle, through counsel of its choice who is reasonably acceptable to Regents; provided, however, Licensee will not,

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absent the consent of Regents (which consent will not be unreasonably withheld), consent to the entry of any judgment or enter into any settlement (1) where the claimant or plaintiff does not release Regents from all liability in respect thereof, and/or (2) where any admission of wrongdoing or liability is made, or any other material negative action is required, by the Regents. If The Regents, in its reasonable discretion, believes that there will be a conflict of interest or it will not otherwise be adequately represented by counsel chosen by the Licensee to defend The Regents in accordance with this Paragraph 19.1, then The Regents may retain counsel of its choice to represent it, and the Licensee will pay all expenses for such representation.

19.2     During the term of this Agreement starting prior to the commencement of human clinical trials and for three (3) years following termination or expiration of this Agreement, the Licensee, at its sole cost and expense, will insure its activities in connection with any work performed hereunder and will obtain and maintain the following insurance (or an equivalent program of self insurance):

19.2.a	Comprehensive or Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each Occurrence	$3,000,000

Products/Completed Operations Aggregate	$3,000,000

Personal and Advertising Injury	$3,000,000

General Aggregate (commercial form only)	$3,000,000

19.2.b

The coverage and limits referred to in Subparagraph (19.2a) above will not in any way limit the liability of the Licensee. The Licensee will furnish The Regents with certificates of insurance evidencing compliance with all requirements. Such certificates will:

i	Provide for thirty (30) days’ advance written notice to The Regents of any modification;

ii	Indicate that The Regents has been endorsed as an additional insured under the coverage described above; and

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iii

Include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by The Regents.

19.3     The Regents will promptly notify the Licensee in writing of any claim or suit brought against The Regents for which The Regents intends to invoke the provisions of this Article 19 (Indemnification). The Licensee will keep The Regents informed of its defense of any claims pursuant to this Article 19 (Indemnification).

20.      Notices

20.1     Any notice or payment required to be given to either party will be deemed to have been properly given and to be effective:

20.1.a	on the date of delivery if delivered in person;

20.1.b	on the date of mailing if mailed by first-class certified mail, postage paid; or

20.1.c	on the date of mailing if mailed by any global express carrier service that requires the recipient to sign the documents demonstrating the delivery of such notice or payment;

to the respective addresses given below, or to another address as designated in writing by the party changing its address.

In the case of the Licensee:	KaloBios Pharmaceuticals, Inc.
3427 Hillview Ave Palo Alto, CA 94304
Telephone: 650-843-1897
Facsimile: 650-843-1896
Attention: Mark R. Alfenito

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In the case of The Regents:	THE REGENTS OF THE UNIVERSITY
OF CALIFORNIA
University of California, San Francisco
Office of Technology Management
185 Berry Street Suite 4603
San Francisco, CA 94107
Telephone  (415) 353-4463
Facsimile:  (415) 348-1579
Attention:   Director,
Referring to: UCSF Case No. SF99-038
and SF01-043

In the case of patent expense reimbursements:	MCW Research Foundation Medical College of Wisconsin 8701 Watertown Plank Road Milwaukee, WI 53226 Attn: Joseph Hill, Ph.D.

21.      Assignability

21.1     This Agreement is personal to the Licensee. The Licensee may not assign or transfer this Agreement, including by operation of law, or otherwise, without The Regents’ prior written consent, except to a successor to all or substantially all of Licensee’s assets or business. This Agreement is binding upon and will inure to the benefit of The Regents, its successors and assigns.

22.      Late Payments

22.1     In the event that royalties, fees, reimbursements for Patent Prosecution Costs, or other monies owed to The Regents are not received by The Regents when due, the Licensee will pay to The Regents interest at a rate of ten percent (10%) simple interest per annum. Such interest will be calculated from the date payment was due until actually received by The Regents. Such accrual of interest will be in addition to, and not in lieu of, enforcement of any other rights of The Regents due to such late payment. Acceptance by The Regents of any late payment from

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the Licensee under this Article 22 will in no way affect the provision of Article 23 (Waiver) herein.

23.      Waiver

23.1     No waiver by either party of any breach or default of any of the covenants or agreements contained herein will be deemed a waiver as to any subsequent and/or similar breach or default. No waiver will be valid or binding upon the parties unless made in writing and signed by a duly authorized officer of each party.

24.      Governing Laws; Venue; Attorneys’ Fees

24.1     THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application.

24.2     Any legal action related to this Agreement will be conducted in San Francisco, California.

24.3     The prevailing party in any suit related to this Agreement will be entitled to recover its reasonable attorneys’ fees in addition to its costs and necessary disbursements.

25.      Government Approval or Registration

25.1     If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, the Licensee will assume all legal obligations to do so. The Licensee will notify The Regents if it becomes aware that this Agreement is subject to a United States or foreign government reporting or approval requirement. The Licensee will make all necessary filings and pay all costs including fees, penalties, and all other out-of-pocket costs associated with such reporting or approval process.

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26.      Compliance With Laws

26.1     The Licensee shall comply with all applicable international, national, state, regional, and local laws and regulations in performing its obligations hereunder and in its use, manufacture, Sale, or import of the Licensed Products, Licensed Services, or practice of the Licensed Method. The Licensee will observe all applicable United States and foreign laws with respect to the transfer of Licensed Products and related technical data and the provision of Licensed Services to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations. The Licensee shall manufacture Licensed Products and practice the Licensed Method in compliance with applicable government importation laws and regulations of a particular country for Licensed Products made outside the particular country in which such Licensed Products are used, Sold, or otherwise exploited.

27.      Force Majeure

27.1     Except for the Licensee’s obligation to make any payments to The Regents hereunder, the parties shall not be responsible for any failure to perform due to the occurrence of any events beyond their reasonable control which render their performance impossible or onerous, including, but not limited to: accidents (environmental, toxic spill, etc.); acts of nature; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts, orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national, or state emergency; power failure and power outages; acts of terrorism; strike; and war.

27.2     Either party to this Agreement, however, will have the right to terminate this Agreement upon thirty (30) days’ prior written notice if either party is unable to fulfill its

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obligations under this Agreement due to any of the causes specified in Paragraph 27.1 for a period of one (1) year.

28.      Confidentiality

28.1     The Licensee and The Regents will treat and maintain the other party’s proprietary business, patent prosecution, software, engineering drawings, process and technical information, and other proprietary information, including the negotiated terms of this Agreement and any Progress Reports and royalty reports (“Proprietary Information”) in confidence using at least the same degree of care as the receiving party uses to protect its own proprietary information of a like nature and will not disclose or, except as permitted herein, use such information from the date of disclosure until five (5) years after the termination or expiration of this Agreement. This confidentiality obligation will apply to the information defined as “Data” under the Secrecy Agreement, and such Data will be treated as Proprietary Information hereunder.

28.2     The Licensee and The Regents may use and disclose Proprietary Information to their employees, agents, consultants, contractors, and, in the case of the Licensee, its sublicensees and potential investors and acquirors, provided that such parties are bound by a like duty of confidentiality as that found in this Article 28. Notwithstanding anything to the contrary contained in this Agreement, The Regents may release this Agreement, including any terms contained herein, and information regarding royalty payments or other income received in connection with this Agreement to the inventors, senior administrative officials employed by The Regents, and individual Regents upon their request. If such release is made, The Regents will request that such terms be kept in confidence in accordance with the provisions of this Article 28.

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28.3     All written Proprietary Information will be labeled or marked confidential or proprietary. If the Proprietary Information is orally disclosed, it will be reduced to writing or some other physically tangible form, marked and labeled as confidential or proprietary by the disclosing party and delivered to the receiving party within thirty (30) days after the oral disclosure.

28.4     Nothing contained herein will in any way restrict or impair the right of the Licensee or The Regents to use or disclose any Proprietary Information:

28.4.a	that recipient can demonstrate by written records was previously known to it prior to its disclosure by the disclosing party;

28.4.b	that recipient can demonstrate by written records is now, or becomes in the future, public knowledge other than through acts or omissions of recipient;

28.4.c	that recipient can demonstrate by written records was lawfully obtained without restrictions on the recipient from sources independent of the disclosing party;

28.4.d	that The Regents is required to disclose pursuant to the California Public Records Act or other applicable law.

The Licensee or The Regents may use or disclose Proprietary Information that is required to be disclosed (i) to a governmental entity or agency in connection with seeking any governmental or regulatory approval, governmental audit, or other governmental requirement or (ii) by law or regulation, provided that with respect to Proprietary Information other than the terms of this Agreement the recipient uses reasonable efforts to give the party owning the Proprietary Information sufficient notice of such required disclosure to allow the party owning the Proprietary Information reasonable opportunity to object to, and to take legal action to prevent, such disclosure. The Regents also may disclose the existence of this Agreement and the extent of the grant in Articles 2 (Grant) and 3 (Sublicenses) to a third party that inquires whether a

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license to the Patent Rights is available, but The Regents will not disclose the name of the Licensee, unless Licensee has already made such disclosure publicly.

28.5     Upon termination of this Agreement, the Licensee and The Regents will destroy or return any of the disclosing party’s Proprietary Information in its possession within thirty (30) days following the termination of this Agreement. The Licensee and The Regents will provide each other, within thirty (30) days following termination, with written notice that such Proprietary Information has been returned or destroyed. Each party may, however, retain one copy of such Proprietary Information for archival purposes in non-working files.

29.      Supply of Materials

29.1     The Regents, through Inventors, will endeavor to transfer to Licensee the Materials within one month from the date this Agreement is executed by The Regents. To the extent Licensee requires and requests additional samples from The Regents during the term hereof, and The Regents has such additional samples of the Materials in its possession, The Regents will supply such additional samples to the Licensee. The Licensee will pay the actual handling and shipping costs for supplying initial samples and any additional samples provided to it.

30.      Maintenance of Materials

30.1     The Regents expressly reserves the right to transfer the Materials to educational and non-profit institutions in each case only for educational and non-commercial research purposes.

31.      Miscellaneous

31.1     The headings of the several sections are inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

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31.2     No amendment or modification of this Agreement will be valid or binding upon the parties unless made in writing and signed on behalf of each party.

31.3     This Agreement embodies the entire understanding of the parties and supersedes all previous communications, representations, or understandings, whether oral or written, between the parties relating to the subject matter hereof. The Secrecy Agreement specified in the Recitals in this Agreement and dated April 21, 2003 is hereby terminated.

31.4     If any of the provisions contained in this Agreement are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this Agreement shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

31.5     No provisions of this Agreement are intended or shall be construed to confer upon or give to any person or entity other than The Regents and the Licensee any rights, remedies, or other benefits under, or by reason of, this Agreement.

31.6     In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party will have the power to bind the other party or incur obligations on the other party’s behalf without the other party’s prior written consent.

In witness whereof, both The Regents and the Licensee have executed this Agreement, in duplicate originals, by their respective officers hereunto duly authorized, on the date and year hereinafter written.

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KALOBIOS INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ G. T. Yarranton	By:	/s/ Joel B. Kirschbaum

Name:	G. T. Yarranton	Name:	Joel B. Kirschbaum

Title:	C.E.O.	Title:	Director, OTM

Date:	6th April 2004	Date:	4/6/04

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APPENDIX A

Inter-Institutional Agreement Between The Regents and MCWRF

UC Agreement Control No. 2004-18-0030

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INTER-INSTITUTIONAL AGREEMENT

for

Method of and Composition for Immunization with the Pseudomonas V Antigen

THIS AGREEMENT is effective December 28, 2003 by and between The MCW Research Foundation, Inc. (“MCWRF”), a wholly-owned subsidiary of The Medical College of Wisconsin, Inc. (“MCW”), having an address at 8701 Watertown Plank Road, Milwaukee, WI 53226 and The Regents of the University of California (“The Regents”), a California corporation having its statewide administrative offices at 1111 Franklin Street, Oakland, California 94607-5200 and acting through its Office of Technology Management, University of California San Francisco, 185 Berry Street Suite 4603, San Francisco, CA 94107.

BACKGROUND

1.        Certain research performed at The University of California and at MCWRF resulted in the development of inventions disclosed in UC Case Nos. SF99-038 and SF01-043 and MCWRF Case No. 1097 (the “Inventions”).

2.        The Inventions are covered by Patent Rights (as defined in this Agreement) and were developed by Dr. Dara Frank, Timothy Yahr and Robert Fritz at MCW and Drs. Jeanine Wiener-Kronish, Teiji Sawa, and James Marks at the University of California, San Francisco (the “Inventors”).

3.        Effective December 28, 1998, The University of California and MCWRF entered an inter-institutional agreement as amended January 29, 2001 [UC Agreement Control Number 99-19-0010] (“Previous Agreement”) whereby MCWRF administered the Inventions on behalf of both parties.

4.        It is now the mutual desire of the parties that the Previous Agreement be terminated, and subject to the provisions of this Agreement set forth below, the Inventions be commercialized by The Regents on behalf of both parties and, to that end, MCWRF agrees not to grant to any person (other than The Regents) any right, title, or interest in and to the Inventions or the Patent Rights.

5.        It is also the mutual desire of the parties that MCWRF continue to administer the Patent Rights on behalf of both parties.

MCWRF and The Regents agree:

1.  DEFINITIONS

1.1 “Patent Rights” means all right, title and interest in, to and under U.S. Provisional Patent Serial No. 06/109,952, entitled “Method of and Composition for Immunization with the Pseudomonas V Antigen”, Frank, Yahr, Sawa and Wiener-Kronish, inventors, filed November 25, 1998 by MCWRF; U.S. Provisional Patent Serial No. 60/264,795, entitled “Single Chain Antibody Against PcrV”, Wiener-Kronish, Sawa, and Frank, inventors, filed January 29, 2001 by MCWRF; and any divisions, continuations, or continuations-in-part (but only to the extent such continuations-in-part have inventors from both institutions) thereof; any corresponding foreign applications thereof; and any U.S. or joint foreign patents issued thereon or reissues or extensions thereof, assigned by each inventor to his respective institution.

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1.2 “Net Revenues” means gross proceeds received by The Regents from the licensing of Patent Rights, excluding any reimbursements for prosecution and maintenance of Patent Rights.

1.3 “License Agreement” means any license agreement that is entered into by The Regents under this Agreement and grants to a third party the right to make, have made, use, and/or sell products covered by Patent Rights, or any agreement granting an option for such a license.

1.4 “Licensee” means any licensee or optionee to a License Agreement.

2.  PATENT PROSECUTION AND PROTECTION

2.1 MCWRF shall use commercially reasonable efforts to prepare and file appropriate United States patent applications covering the Inventions and shall provide to The Regents all serial numbers and filing dates, together with copies of all the applications, including copies of all Patent Office Actions, responses and all other Patent Office communications.

2.2 MCWRF and The Reagents will each use their best efforts to assure that their respective Inventors fully cooperate in the preparation, filing, prosecution and maintenance of all patent applications and patents covering the Inventions.

2.3 MCWRF shall, after consulting with The Regents and any Licensee, and within eight months of any United States filing, make an election whether, when and in what countries, it wishes to file foreign patent applications. MCWRF shall notify The Regents, in writing, of its election regarding foreign filing. If foreign patent applications are filed, MCWRF shall provide to The Regents all serial numbers and filing dates. MCWRF also shall provide to The Regents copies of foreign patent applications and patent office actions as The Regents may request in the course of prosecution.

2.4 MCWRF shall record Assignments of domestic Patent Rights in the United States Patent and Trademark Office and shall provide The Regents with a photocopy of each recorded Assignment.

2.5 Notwithstanding any other provision of this Agreement, MCWRF shall not abandon the prosecution of any patent application (except for purposes of filing continuation or continuation-in-part applications) or the maintenance of any Patent Rights without prior written notice to The Regents.

3.  LICENSING

3.1 Subject to Articles 2 and 4, MCWRF grants to The Regents the sole responsibility for licensing the Invention.

3.2 The Regents, with the assistance of MCWRF, shall diligently seek a Licensee for the commercial development of the Inventions and shall promptly provide to MCWRF copies of all License Agreements relating to the Inventions.

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3.3 Any License Agreement must include, but is not limited to, the following terms: a license issue fee, an earned royalty, payment of patent costs by the Licensee, minimum annual royalties, diligence terms, indemnification of MCW, The Regents and sponsors of the research by Licensee, a disclaimer of any warranties on the part of The Regents and a prohibition against the use of the name of The Medical College of Wisconsin and The Regents of the University of California or any campus thereof. License Agreements will further stipulate that no license or rights under any patents of MCWRF or The Regents other than Patent Rights are granted or conferred by estoppel implication or otherwise, regardless of whether such patents are dominant or subordinate to the Patent Rights.

3.4 The Regents shall not issue any paid-up licenses or assign Patent Rights to any third party without the prior written consent of MCWRF.

3.5 License Agreements will expressly reserve to The Regents and MCW, the right to use the Inventions and associated technology for educational and research purposes.

3.6 License Agreements shall stipulate that the Licensee shall direct payments for previously unreimbursed and ongoing costs incurred in the patenting and maintenance of Patent Rights to MCWRF.

4.  FINANCIAL TERMS

4.1 MCWRF shall rebill The Regents for one-half of its unreimbursed costs incurred in the patenting and maintenance of Patent Rights. The Regents shall reimburse MCWRF within sixty (60) days of receiving a bill from MCWRF.

4.2 Upon receipt of patent expense reimbursements from a Licensee, MCWRF shall reimburse The Regents for any previous expenses rebilled and actually paid by The Regents.

4.3 On or before DECEMBER 1 of each year, The Regents shall distribute to MCWRF one-half of Net Revenues accrued during the most recently completed fiscal year (which ends June 30).

4.4 Each party is solely responsible for calculating and distributing to its respective Inventors any share of Net Revenues due in accordance with its respective patent policy.

5.  RECORDS AND REPORTS

5.1 The Regents shall keep complete, true and accurate accounts of all expenses and of all proceeds received by it from each Licensee and shall permit MCWRF to allow its own agents or a certified public accounting firm which is reasonably acceptable to The Regents to examine its books and records in order to verify the payments due or owing under this Agreement. MCWRF shall pay the cost of each examination and shall request no more than one examination per year.

5.2 The Regents shall submit to MCWRF, on request, a report, setting forth the status of all commercial development and licensing activity relating to the Inventions.

5.3 MCWRF shall keep complete, true and accurate accounts of all expenses related to costs incurred in the patenting and maintenance of Patent Rights and of all proceeds received by it

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from each Licensee in this regard, and shall permit The Regents to allow its own agents or a certified public accounting firm which is reasonably acceptable to MCWRF to examine its books and records in order to verify the payments due or owing under this Agreement. The Regents shall pay the cost of each examination and shall request no more than one examination per year.

5.4 MCWRF shall submit to The Regents, on request, a report, setting forth the status of all patent activity relating to the Inventions.

6.  PATENT INFRINGEMENT

6.1 In the event that patent administrators responsible for Patent Rights at The Regents or MCWRF learn of the substantial infringement of any patent covered by this agreement, the party who learned of the infringement shall call the attention of the other party to the infringement and provide written evidence of infringement. The Regents shall, in cooperation with MCWRF use its best efforts to terminate infringement without litigation.

6.2 If the efforts of the parties are not successful in abating the infringement within 90 days after the infringer has been notified of the infringement, then The Regents may:

6.2.1	commence suit on its own account; or
6.2.2	permit an exclusive licensee to commence suit on its own account, or with The Regents; or
6.2.3	request that MCWRF join as a party plaintiff in a patent infringement litigation.

MCWRF has ninety (90) days to inform The Regents of its decision to join or not to join in such litigation. In no event may The Regents be joined in any suit without its prior written consent. If The Regents chooses not to commence suit, or to allow an exclusive Licensee to do so, MCWRF may do so at its own election.

6.3 Legal action to terminate infringement or to recover damages, as is decided upon under paragraph 6.2, will be at the full expense of the party bringing suit and all amounts recovered thereby will belong to that party, provided, however, that legal action brought jointly by the parties and fully participated in by both parties will be at the joint expense of the parties (in shares to be mutually agreed upon), and all recoveries will be shared jointly by them in direct proportion to the share of expense paid by each party.

6.4 Each party shall cooperate with the other in litigation proceedings instituted under this Agreement. The litigation will be controlled by the party bringing the suit, except that either party may be represented by counsel of its choice in any suit brought by the other party.

7.  GOVERNING LAWS

The scope and validity of any patent or patent application in Patent Rights are governed by the applicable laws of the country of that patent or patent application.

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8.  NOTICES

Any notice required or permitted to be given to the parties hereto is properly given if delivered, in writing, in person, sent by first-class certified mail, or by overnight carrier, to the following addresses, or to such other addresses as may be designated in writing by the parties from time to time during the term of this Agreement:

To MCWRF:	MCW Research Foundation
Medical College of Wisconsin
8701 Watertown Plank Road
Milwaukee, WI 53226
Attn: Joseph Hill, Ph.D.

To The Regents:	Office of Technology Management University of California San Francisco 185 Berry Street, Suite 4603
San Francisco, CA 94107 Attention: Director (Case Nos. SF99-038; SF01-043)

9.  TERMINATION

9.1 This Agreement is in full force and effect from the effective date on page one and remains in effect for the life of the last-to-expire patent in Patent Rights, unless otherwise terminated by operation of law or by acts of the parties in accordance with the terms of this Agreement.

9.2 If three (3) years have passed from the effective date of this Agreement and no License Agreement is in effect or has been agreed upon as to all material financial terms, either party may terminate this Agreement for any reason upon at least 60 days’ written notice to the other party, but in any event not less than 60 days prior to the date on which responses to any pending Patent Office actions need to be taken to preserve Patent Rights. After effective termination, The Regents and MCWRF will maintain obligations identified in Article 10 (Confidentiality).

10. CONFIDENTIALITY

10.1 Subject to The California Public Records Act, MCWRF and The Regents respectively shall hold the other party’s proprietary business and patent prosecution information in confidence using at least the same degree of care as that party uses to protect its own proprietary information of a like nature. The disclosing party shall label or mark confidential, or as otherwise appropriate, all proprietary information. If proprietary information is orally disclosed, the disclosing party shall reduce the proprietary information to writing or to some other physically tangible form and deliver it to the receiving party within 30 days of the oral disclosure, marked and labeled as set forth above.

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10.2 Notwithstanding the foregoing, MCWRF and The Reagents will be free to publish information relating to the Inventions in scientific journals. In furtherance of that publication right, MCWRF or The Reagents will supply the other, prior to its submission for publication, a copy of any manuscript relating to the invention that lists authors from both The Medical College of Wisconsin and the University of California, San Francisco, to permit the other to evaluate such manuscript in order to determine whether it contains patentable subject matter relating to the Inventions. At the request of the party to whom the manuscript is submitted, the submission of the manuscript for publication will be delayed up to thirty (30) days, in order to enable the preparation and filing of a patent application on any patentable subject matter described in the manuscript. In implementation of the foregoing, within thirty (30) days after receipt of a manuscript intended for publication, the party receiving the manuscript will notify the other party whether or not a patent application should be filed in accordance with the terms and conditions of this Agreement. If at the end of such thirty (30) day period, the parties are not able to agree to a mutually acceptable date for submission of the manuscript for publication to enable the implementation of the decision to file a patent application, the party supplying the manuscript shall notify the other party of its intention to submit such manuscript for publication without the party’s approval. Notwithstanding the foregoing, nothing in this Agreement in any way restricts or impairs the right of The Regents or MCWRF to use, disclose or otherwise deal with any information or data that:

10.2.1	recipient can demonstrate by written records was previously known to it;
10.2.2	is now, or becomes in the future, public knowledge other than through acts or omissions of recipient;
10.2.3	is lawfully obtained without restrictions by recipient from sources independent of the disclosing party;
10.2.4	was made independently without the use of proprietary information received hereunder; or
10.2.5	is required by law to be disclosed.

10.3 The confidentiality obligations of the recipient under these terms will remain in effect for five (5) years from the termination date of this Agreement.

11. GENERAL

11.1 Use of Names and Trademarks.  This Agreement does not confer any right to use any name, trade name, trademark, or other designation of either party to this Agreement (including contraction, abbreviation or simulation of any of the foregoing) in advertising, publicity, or other promotional activities. The use of the name, “The Medical College of Wisconsin”, “The Regents of the University of California” or the name of any campus of the University of California is prohibited.

11.2 No Waiver.  No waiver by either party hereto of any breach or default of any of the covenants or agreements herein set forth may be deemed a waiver as to any subsequent and/or similar breach or default.

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11.3 No Implied License.  This Agreement does not confer by implication, estoppel, or otherwise any license or rights under any patents of either party other than the specific Patent Rights, regardless of whether such patents are dominant or subordinate to Patent Rights.

11.4 Complete Agreement.  This Agreement constitutes the entire agreement, both written and oral, between the parties, and all prior agreements respecting the subject matter of this Agreement, written or oral, expressed or implied, are canceled. The Previous Agreement is hereby terminated.

The parties hereto have executed this Agreement in duplicate originals.

THE MCW RESEARCH FOUNDATION		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ William R. Hendee	By:	/s/ Joel B. Kirschbaum
	(Signature)		(Signature)

Name:	William R. Hendee, Ph.D.	Name:	Joel B. Kirschbaum
	(Please Print)		(Please Print)

Title:	Executive Vice President	Title:	Director – OTM

Date:	2-4-04	Date:	2/13/04

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APPENDIX B

PATENT RIGHTS

Case #	Application Number	Title	Filing Date
SF1999-038	US 60/109,952	Method and Compositions for Immunization with the Pseudomonas V Antigen	11.25.98
SF1999-038	US 60/126,794	Same as above	03.30.99
SF1999-038	US09/448,339 now US 6,309,651 dated 10.30.01	Same as above	11.23.99
SF1999-038	PCT/US99/277769	Same as above	11.23.99
SF1999-038	US CIP 09/770,916	Same as above	01.26.01
SF01-043	US 60/264,795	Single Chain Antibody Against PcrV	01.29.01
SF01-043	PCT/US02-02382	Method and Compositions for Immunization with the Pseudomonas V Antigen	01.25.02

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APPENDIX C

MATERIALS

Hybridoma:

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Pseudomonas strains:

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AMENDMENT NO. 1

to the

License Agreement

Effective April 6, 2004

Between

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

and

KALOBIOS, INC.

Effective June 17, 2004, THE REGENTS OF THE UNIVERSITY OF CALIFORNIA (“The Regents”) and KALOBIOS, INC. having a principal place of business at 3427 Hillview Ave., Suite 200, Palo Alto, CA 94304, (“Licensee”), agree as follows:

A. BACKGROUND

A.1	The Regents and Licensee are parties to a License Agreement effective April 6, 2004 (“Original Agreement”) covering docket numbers SF99-038, “Active and Passive Immunization with the Pseudomonas V Antigen Protects Against Lung Injury”; and SF01-043, “Single Chain Antibody Against PcrV”.

A.2	The Regents and Licensee wish to amend the Original Agreement for the purpose of updating the list of materials specified in Appendix C of the Original Agreement.

B. AMENDMENTS

B.1	Add the following to Appendix C, (MATERIALS):

“Polyclonal Antibody:

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Fab Fragments:

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All other terms and conditions of the Original Agreement will remain in full force and effect.

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IN WITNESS WHEREOF, the parties hereto have executed these presents in duplicate by their duly authorized officers or representatives as of the dates below:

KALOBIOS, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ Mark R. Alfraito	By:	/s/ James R. Henderson

Name:	Mark R. Alfraito	Name:	James R. Henderson

Title:	President	Title:	Licensing Officer

Date:	6/17/04	Date:	6/21/04

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